April 16, 2025

One Stop Systems, Inc.

2235 Enterprise Street #110

Escondido, California 92029 Attn: Board of Directors

Dear OSS Board Members,

This letter serves as notice of my resignation from the Board of Directors (the “Board”) of One Stop Systems, Inc. (“OSS” or the “Company”), effective immediately. While I appreciated the opportunity to work closely with several of you to help the Company explore opportunities to achieve its potential and work to improve its governance practices, I can no longer serve as a member of this Board supporting the slate of nominees disclosed in the Company’s proxy statement filed Monday for election at the Company’s 2025 Annual Meeting of Shreholders (the “2025 Annual Meeting”). As you are aware, I voted against the Company’s slate of nominees for election at the 2025 Annual Meeting, and I cannot, and will not, support the Board practices and boardroom culture that culminated in the approval of this slate of nominees, particularly with respect to Chairman Kenneth Potashner.

My decision to resign from the Board is therefore based on my disagreements with the Company’s governance practices and the composition and leadership of this Board, as I have repeatedly expressed to you. As you know, I joined this Board in November of 2023 because, as a large shareholder, I was concerned about the governance issues at this Company. OSS was underperforming and I felt the executive transition was handled poorly. Further, the Chairman was taking special additional compensation, and the Board had lost the confidence of the shareholder base. At the time, shareholders were even holding up approval of the Company’s proposed equity plan in protest.

Despite my conviction in the value potential of OSS, the past 17 months as a Board member have been disappointing. As you are likewise aware, the Company’s governance practices have consistently been flagged as concerning by leading proxy voting advisory firm Institutional Shareholder Services, Inc., resulting in adverse voting recommendations against certain OSS directors. While some progress has been made, it appears that this Board is unwilling to make the tough decisions needed to be a better public company. Although many of you have shared similar concerns to me, I simply do not have the power as a single director to push through the required governance changes and it has become clear to me that such changes will not occur if Chairman Potashner remains on the Board.

For the sake of clarity and by way of a brief recap, please see the below for an overview of the reasons I can no longer serve as an OSS director.

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For two years in a row, OSS shareholders have voted against electing Chairman Potashner, yet the Board is proposing and has continued to propose his election to the Board. I did not see sufficient improvement to support his inclusion in this year’s slate, and will be highly disappointed for OSS shareholders if he is elected as Chairman should his candidacy on this slate survive the vote. The Board needs a Chair that is willing to effectively lead and ensure shareholder interests remain paramount in the boardroom at all times; not one that thinks “he knows better” and seems to put his interests before those of shareholders.

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While the Board is comprised of many smart, hardworking and experienced people, it is sorely missing an individual with relevant commercial/industry experience and public company Board experience. Towards that end of improving the Board’s composition, I proposed a reputable, experienced executive and Board member to be included in this year’s slate and the Board rejected her candidacy for the slate of nominees for election at the 2025 Annual Meeting. I believe this candidate could also have qualified as the new Chairman of this Company and that shareholders would have welcomed her addition to the Board.

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As I have likewise expressed, the Company’s governance practices are antiquated and poorly handled. Not only do I believe the Chairman should be replaced and step down from the Board and the Nominating and Governance Committee, but also that OSS would benefit from hiring independent legal advisors who understand the importance of improving the Company’s governance practices and being responsive to shareholder concerns. Even adopting something as simple and shareholder-friendly as a majority voting standard was extremely difficult for me to push through as a director.

For the reasons set forth above, I voted against putting forth the current slate of directors and as an outside shareholder. I intend to only vote for those directors who are putting shareholder interests first. The decision to tender my resignation in this manner is not one that I take lightly. I recognize that improved corporate governance alone does not automatically create significant shareholder value, but in my opinion and experience, poor corporate governance will certainly impede the realization of that goal. The decision to nominate the Chairman for election at the 2025 Annual Meeting, in my opinion, represents a failure of the Board to represent the best interest of all shareholders. In my view, given the critical function we play as directors in this regard, our fiduciary duties compelled us to address shareholders’ continued concerns regarding the Company’s governance and, specifically, with respect to the continued service of Mr. Potashner on the Board.

Notwithstanding the foregoing, one thing I think we can all agree on is that OSS is a great company. However, there is much work to do to drive continued improvement in strategy, operations and governance. In my view, this requires renewed energy in Board leadership and Board composition, including fresh and open-minded perspectives, as opposed to a continuation of the same approach, leadership and mindset that continues to plague OSS. I intend to continue to remain a shareholder of the Company and reserve all rights to take any action that I deem necessary to represent the best interests of all OSS shareholders.

Sincerely,

Joe Manko